Exhibit 21.1

Subsidiaries

			Number of Omitted Subsidiaries Operating
Name of Subsidiary	State of Incorporation	Line of Business	in the United States	in Foreign Countries
Mednax Services, Inc.	Florida	Physician Services	9	0
Pediatrix Medical Group, Inc.	Florida	Physician Services	10	0